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                                                                  Exhibit (p)(3)

                                 CODE OF ETHICS

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                                 CODE OF ETHICS

                                       OF

                  Freeman Associates Investment Management LLC

PREAMBLE

    This Code of Ethics ("Code") is being adopted in compliance with the requirements of Sections 204A and 206 of the Investment Advisers Act of 1940 (the "Advisers Act") and Rule 204-2 thereunder and Section 17j of the Investment Company Act of 1940 (the "40 Act") and Rule 17j-1 thereunder, to effectuate the purposes and objectives of those provisions. Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, non-public information by investment advisers. Rule 204-2 imposes record keeping requirements with respect to personal securities transactions of access persons (defined below). Section 206 of the Advisers Act and Rule 17j-1 of the 40 Act make it unlawful for certain persons, including

FREEMAN ASSOCIATES INVESTMENT MANAGEMENT LLC (the "Firm"):

    (1) To employ a device, scheme or artifice to defraud any client or prospective client managed by the Firm;

    (2) To engage in any transaction, practice or course of business which operates or would operate as a fraud or deceit upon any client or prospective client;

    (3) Acting as principal for his own account, knowingly to sell any security to or purchase any security from a Client, or acting as broker for a person other than such client, knowingly to effect any sale or purchase of any security for the account of such client, without disclosing to such client in writing before the completion of such transactions the capacity in which he is acting and obtaining the consent of the client to such transaction. The prohibitions of the paragraph (3) shall not apply to any transaction with a customer of a broker or dealer if such broker or dealer is not acting as an investment adviser in relation to such transaction;

    (4) To engage in any act, practice, or course of business which is fraudulent, deceptive or manipulative.

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    This Code contains provisions reasonably necessary to prevent persons from engaging in acts in violation of the above standard and procedures reasonably necessary to prevent violations of the Code.

    This Code of Ethics is adopted by the Board of Managers of the Firm.
This Code is based upon the principle that the managers and officers of the Firm, and certain affiliated persons of the Firm, owe a fiduciary duty to, among others, the clients of the Firm to conduct their affairs, including their personal securities transactions, in such manner to avoid (i) serving their own personal interests ahead of clients; (ii) taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility. This fiduciary duty includes the duty of the Compliance Officer of the Firm to report violations of the Code of Ethics to the Firm's Board of Managers.

POLICY STATEMENT ON INSIDER TRADING

    The Firm forbids any officer, director or employee from trading, either personally or on behalf of others, including accounts managed by the Firm, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as "insider trading." The Firm's policy applies to every officer, director and employee and extends to activities within and outside their duties at the Firm. Any questions regarding the Firm's policy and procedures should be referred to the Firm's Compliance Officer.

    The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material nonpublic information to others.

    While the law concerning insider trading is not static, it is generally understood that the law prohibits:

    1) trading by an insider, while in possession of material nonpublic information, or

    2) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

    3)    communicating material nonpublic information to others.

    The concept of "insider" is broad. It includes officers, directors and employees of a company. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can

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include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it performs other services. For that to occur, the company must expect the Firm to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the Firm will be considered an insider.

    Trading on inside information is not a basis for liability unless the information is material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that officers, directors and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

    Information is nonpublic until it has been effectively communicated to the market place. One must be ale to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in DOW JONES, REUTERS ECONOMIC SERVICES, THE WALL STREET JOURNAL or other publications in general circulation would be considered public.

    Before trading for yourself or others in the securities of a company about which you may have potential insider information, ask yourself the following questions:

    i. Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially effect the market price of the securities if generally disclosed?

    ii. Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace?

    If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should take the following steps.

    i.    Report the matter immediately to the Firm's Compliance Officer.
    ii. Do not purchase or sell the securities on behalf of yourself or others.
    iii. Do not communicate the information inside or outside the Firm, other than to the Firm's Compliance Officer.

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    iv.   After the Firm's Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

    Information in your possession that you identify as material and nonpublic may not be communicated to anyone, including persons within the Firm, except as provided above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

    The role of the Firm's Compliance Officer is critical to the implementation and maintenance of the Firm's policy and procedures against insider trading. The Firm's Supervisory Procedures can be divided into two classifications - prevention of insider trading and detection of insider trading.

    To prevent insider trading, the Firm will:

    i. provide, on a regular basis, an educational program to familiarize officers, directors and employees with the Firm's policy and procedures, and

    ii. when it has been determined that an officer, director or employee of the Firm has material nonpublic information,

          1. implement measures to prevent dissemination of such information, and

          2. if necessary, restrict officers, directors and employees from trading the securities.

    To detect insider trading, the Firm's Compliance Officer will:

    i. review the trading activity reports filed by each officer, director and employee, and

    ii.   review the trading activity of accounts managed by the Firm.

A.  DEFINITIONS

    (1) "ACCESS PERSON" means any director, officer, general partner or advisory person of the Firm.

    (2) "ADVISORY PERSON" means (a) any employee of the Firm who, in connection with his regular functions or duties, normally makes, participates in, or obtains current information regarding the purchase or sale of a security by the Firm, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any

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          natural person in a control relationship to the Firm who obtains information concerning recommendations made to the Firm with regard to the purchase or sale of a security by the Firm.

    (3)   "AFFILIATED COMPANY" means a company which is an affiliated person.

    (4) "AFFILIATED PERSON" of another person means (a) any person directly or indirectly owning, controlling, or holding with power to vote, 5 per centum or more of the outstanding voting securities or such other person; (b) and person 5 per centum or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other person; (c) any person directly or indirectly controlling, controlled by, or under common control with, such other person; (d) any officer, director, partner, copartner, or employee of such other person; (e) if such other person is an investment company, any investment adviser thereof or any member of an advisor board thereof; and (f) if such other person is an unincorporated investment company not having a board of directors, the depositor thereof.

    (5) A security is "BEING CONSIDERED FOR PURCHASE OR SALE" or is "BEING PURCHASED OR SOLD" when a recommendation to purchase or sell the security has been made and communicated, which includes when the Firm has a pending "buy" or "sell" order with respect to a security, and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation. "PURCHASE OR SALE OF A SECURITY" includes the writing of an option to purchase or sell a security.

    (6) "BENEFICIAL OWNERSHIP" shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the security. A person is normally regarded as the beneficial owner of securities held in the name of his or her spouse or minor children living in his or her household.

    (7) "CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

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    (8)   "INVESTMENT PERSONNEL" means (a) any portfolio manager of the Firm as defined in (10) below; and (b) securities analysts, traders and other personnel who provide information and advice to the portfolio manager or who help execute the portfolio manager's decisions.

    (9)   "PERSON" means any natural person or a company.

    (10) "PORTFOLIO MANAGER" means an employee of the Firm entrusted with the direct responsibility and authority to make investment decisions.

    (11) "SECURITY" means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. Security shall not include securities issued by the government of the United States or by federal agencies and which are direct obligations of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of unaffiliated registered open-end investment companies (mutual funds).

B.  PROHIBITED TRANSACTIONS

    (1)   ACCESS PERSONS

          (a) No access person shall engage in any act, practice or course of conduct, which would violate the provisions of Section 206 and Rule 17j-1 set forth above.

          (b) No access person shall:

              (i) purchase or sell, directly or indirectly, any security in which he has or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale:

                    (A) is being considered for purchase or sale by the Firm, or

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                    (B)    is being purchased or sold by any portfolio of the
                           Firm, or

             (ii) disclose to other persons the securities activities engaged in or contemplated for the various portfolios of the Firm.

(2)    INVESTMENT PERSONNEL

       No investment personnel shall:

       (a) accept any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Firm; for the purpose of this Code DE MINIMIS shall be considered to be the annual receipt of gifts from the same source valued at $250 or less per individual recipient, when the gifts are in relation to the conduct of the Firm's business;

       (b) acquire securities, other than fixed income securities, in an initial public offering, in order to preclude any possibility of such person profiting from their positions with the Firm;

       (c) purchase any securities in a private placement, without prior approval of the Firm's Compliance Officer, or any other officer designated by the Board of Managers. Any person authorized to purchase securities in a private placement shall disclose that investment when they play a part in any subsequent consideration by the Firm of an investment in the issuer. In such circumstances, the Firm's decision to purchase securities of the issuer shall be subject to independent review by investment personnel with no personal interest in the issuer;

       (d) profit in the purchase and sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the appropriate portfolio of the Firm.

  EXCEPTIONS: The Firm's management, upon the advice of counsel, may allow exceptions to this policy on a case-by-case basis when the abusive practices that the policy is designed to prevent, such as front-running or conflicts of interest, are not present and the equity of the situation strongly supports an exemption. An example is the involuntary sale of securities due to unforeseen corporate activity such as a merger. [See C below]. The ban on short-term trading

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              profits is specifically designed to deter potential conflicts of interest and front-running transactions, which typically involve a quick trading pattern to capitalize on a short-lived market impact of a trade by one of the Firm's client portfolios. The Firm's management shall consider the policy reasons for the ban on short-term trades, as stated herein, in determining when an exception to the prohibition is permissible. The granting of an exception to this prohibition shall be permissible if the securities involved in the transaction are not (I) being considered for purchase or sale by the portfolio of the Firm that serves as the basis of the individual's "investment personnel" status or (ii) being purchased or sold by the portfolio of the Firm that serves as the basis of the individual's "investment personnel" status and, are not economically related to such securities; exceptions granted under this provision are conditioned upon receipt by a duly authorized officer of the Firm of a report of the transaction and certification by the respective investment personnel that the transaction is in compliance with this Code of Ethics (see Exhibit D).

       (e) serve on the board of directors of any publicly traded company without prior authorization of the President or other duly authorized officer of the Firm. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of the Firm's clients. Authorization of board service shall be subject to the implementation by the Firm of "Chinese Wall" or other procedures to isolate such investment personnel from the investment personnel making decisions about trading in that company's securities.

(3)    PORTFOLIO MANAGERS

       (a)   No portfolio manager shall:

             (i) buy or sell a security within seven (7) calendar days before and within two (2) calendar days after any portfolio of the Firm trades in that security. Any trades made within the proscribed period shall be unwound, if possible.


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C.   EXEMPTED TRANSACTIONS

     The  prohibitions of Sections B(1)(b), B(2)(d) and B(3) shall not apply to:

     (1) purchases or sales effected in any account over which the access person has no direct or indirect influence or control;

     (2) purchases or sales which are non-volitional on the part of either the access person or the Firm;

     (3)  purchases which are part of an automatic dividend reinvestment plan;

     (4) purchases effected upon the exercise of rights issued by an issue pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

     (5) purchases or sales of securities which are not eligible for purchase by the Firm and which are not related economically to securities purchased, sold or held by the Firm;

     (6) transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to the clients and which are otherwise in accordance with this Code and Section 206 of the Advisers Act and Rule 17j-1 of the 40 Act. For example, such transactions would normally include purchases or sales of:

          (a) securities contained in the Standard and Poor's 100 Composite Stock Index;

          (b) within any three-consecutive month period, up to $25,000 principal amount of a fixed income security or 100 shares of an equity security (all trades within a three-consecutive month period shall be integrated to determine the availability of this exemption);

          (c) up to 1,000 shares of a security which is being considered for purchase or sale by a client portfolio (but not then being purchased or sold) if the issuer has a market capitalization of over $1 billion, and if the proposed acquisition or disposition by the Firm is less than one percent of the class outstanding as shown by the most recent report or statement published by the issuer, or less than one percent of the average weekly reported volume of trading in such securities on all national securities exchanges and/or reported through the automated quotation system of a registered securities association, during the four calendar weeks prior to the individual's personal securities transaction; or


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          (d)  any amount of securities if the proposed acquisition or disposition by the Firm is in the amount of 1,000 or less shares and the security is listed on a national securities exchange or the national Association of Securities Dealers Automated Quotation System.

D.   COMPLIANCE PROCEDURES

(1)  PRE-CLEARANCE

               All access persons shall receive prior written approval from the Firm's Compliance Officer, or other officer designated by the Board of Managers before purchasing or selling securities.

               Purchases or sales of securities which are not eligible for purchase or sale by the Firm or any portfolio of the Firm that serves as the basis of the individual's "access persons" status shall be entitled to clearance automatically from the Firm's Compliance Officer. This provision shall not relieve any access person from compliance with pre-clearance procedures.

          (1)  DISCLOSURE OF PERSONAL HOLDINGS

               All investment personnel shall disclose to the Firm's Compliance Officer all personal securities holdings upon the latter of commencement of employment or adoption of this Code of Ethics and thereafter on an annual basis as of December 31. This initial report shall be made on the form attached as Exhibit A and shall be delivered upon request, to the Firm's Compliance Officer.

          (2)  CERTIFICATION OF COMPLIANCE WITH CODE OF ETHICS

               (a)  Every access person shall certify annually that:

                    (i) they have read and understand the Code of Ethics and recognize that they are subject thereto;

                    (ii) they have complied with the requirements of the Code of Ethics; and

                    (iii) they have reported all personal securities
                          transactions required to be reported pursuant to the requirements of the Code of Ethics.

               The annual report shall be made on the form attached as Exhibit B and delivered to the Compliance Officers of the Firm.

          (3)  REPORTING REQUIREMENTS


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          (a)  Every access person shall report to the Compliance Officers of the Firm the information described in Sub-paragraph (4)(b) of this Section with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an access person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

          (b) Reports required to be made under this Paragraph (4) shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. Every access person shall be required to submit a report for all periods, including those periods in which no securities transactions were effected. A report shall be made on the form attached hereto as Exhibit C or on any other form containing the following information:

               (i) the date of the transaction, the title and the number of shares, and the principal amount of each security involved;

               (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

               (iii) the price at which the transaction was effected; and

               (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

               Duplicate copies of the broker confirmation of all personal transactions and copies of periodic statements for all securities accounts may be appended to Exhibit C to fulfill the reporting requirement.

          (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

          (d) The Compliance Officer of the Firm shall notify each access person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code of Ethics to each such person upon request.


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          (e)  Reports submitted to the Compliance Officers of the Firm pursuant to this Code of Ethics shall be confidential and shall be provided only to the officers and directors of the Firm, Firm counsel or regulatory authorities upon appropriate request.

     (4)  CONFLICT OF INTEREST

               Every access person shall notify the Compliance Officers of the Firm of any personal conflict of interest relationship which may involve the Firm's clients, such as the existence of any economic relationship between their transactions and securities held or to be acquired by any portfolio of the Firm. Such notification shall occur in the pre-clearance process.

E.   REPORTING OF VIOLATIONS TO THE BOARD OF MANAGERS

     (1) The Firm's Compliance officer shall promptly report to the Board of Managers and to all apparent violations of this Code of Ethics and the reporting requirements thereunder.

     (2) When the Firm's Compliance Officer finds that a transaction otherwise reportable to the Board of Managers under Paragraph (1) of this Section could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Section 206 of the Advisers Act or Rule 17j-1 of the 40 Act, he may, in his discretion, lodge a written memorandum of such funding and the reasons therefor with the reports made pursuant to this Code of Ethics, in lieu of reporting the transaction to the Board of Managers.

     (3) The Board of Managers, or a Committee of Managers created by the Board of Managers for that purpose, shall consider reports made to the Board of Managers hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.


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F.   ANNUAL REPORTING TO THE BOARD OF MANAGERS

     (1) The Firm's Compliance Officer shall prepare an annual report relating to this Code of Ethics to the Board of Managers. Such annual report shall:

          (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

          (b) identify any violations requiring significant remedial action during the past year; and

          (c) identify any recommended changes in the existing restrictions or procedures based upon the Firm's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations.

G.   SANCTIONS

     Upon discovering a violation of this Code, the Board of Managers may impose such sanctions as they deem appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

H.   RETENTION OF RECORDS

     This Code of Ethics, a list of all persons required to make reports hereunder from time to time, as shall be updated by the Firm's Compliance Officer, a copy of each report made by an access person hereunder, each memorandum made by the Firm's Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by the Firm.



Document Dated: January 18, 2001


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CODE OF ETHICS DATED JANUARY 18, 2001
EMPLOYEE SIGNATURE PAGE.

I, Shawn Lai, have received a copy of and have read the Freeman Associates Investment Management, LLC Code of Ethics and promise to abide by its rules and procedures.

Signature of employee: ______________________________

Date: __________________________